                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                         THE NAVIGATORS GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

        It is anticipated that this Proxy Statement and a related form of proxy will first be delivered to security holders on or around May 7, 1997.

                           THE NAVIGATORS GROUP, INC.
                               123 WILLIAM STREET
                            NEW YORK, NEW YORK 10038





                         ANNUAL MEETING -- May 29, 1997



To the Stockholders of
  The Navigators Group, Inc.:

         You are cordially invited to attend the Annual Meeting of your Company to be held at 10:00 a.m. on Thursday, May 29, 1997 at India House, 1 Hanover Square, New York, New York 10004.

         A report of current affairs of your Company will be presented at the Meeting and Stockholders will have an opportunity for questions and comments.

         It is earnestly requested that you sign, date and mail your proxy card whether or not you plan to attend the Annual Meeting.

         We are grateful for your assistance and express our appreciation in advance.

                                          Sincerely yours,


                                          Terence N. Deeks
                                          Chairman, President and
                                          Chief Executive Officer

May 7, 1997

                           THE NAVIGATORS GROUP, INC.
                               123 WILLIAM STREET
                            NEW YORK, NEW YORK 10038
                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 29, 1997
                                   ----------

TO THE STOCKHOLDERS OF THE NAVIGATORS GROUP, INC.:

         Notice is hereby given that the Annual Meeting of Stockholders of The Navigators Group, Inc. ("The Group"), a Delaware corporation, will be held at India House, 1 Hanover Square, New York, New York, on Thursday, May 29, 1997, at 10:00 a.m., Eastern Standard Time, for the following purposes:

         (1) To elect seven (7) directors to serve until the 1998 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

         (2) To ratify the appointment by the Board of Directors of KPMG Peat Marwick LLP as the independent auditors of The Group to examine and report on the financial statements for 1997;

         (3) To consider and act upon the stockholder proposal set forth on pages 14 and 15 of the accompanying Proxy Statement, if it is properly presented at the meeting; and

         (4) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         The close of business on April 15, 1997, has been fixed by the Board of Directors as the date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, and only stockholders of record at such date will be entitled to vote. A list of stockholders will be open to examination by stockholders during ordinary business hours for a period of ten
(10) days prior to the meeting at the offices of The Group, 123 William Street, New York, New York 10038.

                                By Order Of The Board Of Directors


                                Bradley D. Wiley, Secretary
New York, New York
May 7, 1997



                                    IMPORTANT

         If you do not plan to attend this meeting, please sign and return the enclosed proxy. No postage is required if mailed in the United States. PLEASE MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

                           THE NAVIGATORS GROUP, INC.
                               123 WILLIAM STREET
                            NEW YORK, NEW YORK 10038


                         ANNUAL MEETING OF STOCKHOLDERS


                                 PROXY STATEMENT


GENERAL INFORMATION

         THE ACCOMPANYING FORM OF PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE NAVIGATORS GROUP, INC. ("THE GROUP") FOR USE AT THE ANNUAL MEETING (THE "MEETING") OF THE STOCKHOLDERS OF THE GROUP OR ANY ADJOURNMENT THEREOF. THE PERSONS NAMED IN THE FORM OF PROXY HAVE BEEN DESIGNATED AS PROXIES BY THE BOARD OF DIRECTORS OF THE GROUP. Such persons are officers of The Group. Any stockholder desiring to appoint some other person to represent him at the Meeting may do so either by inserting such person's name in the blank space provided in the enclosed form of proxy, or by completing another form of proxy and, in either case, delivering the completed proxy to the Secretary of The Group at the address indicated above, before the time of the Meeting. It is the responsibility of the stockholder appointing some other person to represent him to inform such person of his appointment. The Group has first mailed these proxy materials to holders ("Stockholders") of shares of Common Stock, $.10 par value per share (the "Common Stock"), on or about May 7, 1997. The Group's executive offices are located at 123 William Street, New York, New York 10038.

         The proxies in the accompanying form which are properly executed and duly returned to The Group and not revoked will be voted as specified and, if no direction is made, will be voted for the election of each of management's seven
(7) nominees for election as directors, in favor of Proposal 2 and against Proposal 3. Stockholders may also be asked to consider and take action with respect to such other matters as may properly come before the Meeting or any adjournment or adjournments thereof. Each proxy granted is revocable and may be revoked at any time prior to its exercise by giving notice to The Group of its revocation. A Stockholder who attends the Meeting in person may, if he wishes, vote by ballot at the Meeting, thereby canceling any proxy previously given. The outstanding voting stock of The Group as of April 15, 1997, the record date, consisted of approximately 8,284,342 shares of Common Stock, held by approximately 100 holders of record, with each share of Common Stock entitled to one vote. Only Stockholders of record at the close of business on April 15, 1997, are entitled to vote at the Meeting. The closing price of the Common Stock on April 25, 1997 was $17.50.

         A copy of The Group's Annual Report for the year ended December 31, 1996, is being mailed to Stockholders simultaneously herewith. The financial statements of The Group for the year ended December 31, 1996, and the Management's Discussion and Analysis of Financial Condition and Results of Operations contained in such Annual Report, are specifically incorporated herein by reference and made a part hereof.

DEFINITIONS

         As used herein "Navigators" and "NIC" refer to The Group's wholly owned insurance subsidiaries, Navigators Insurance Company and NIC Insurance Company, respectively, and "NCUL" refers to Navigators Corporate Underwriters Limited, a wholly owned subsidiary admitted to underwrite at Lloyd's of London as a corporate member with limited liability. Nine of The Group's subsidiaries are underwriting management companies: Somerset Marine, Inc. ("Somerset Marine"), Somerset of Georgia, Inc. ("Somerset Georgia"), Somerset Insurance Services of California, Inc. ("SIS California"), Somerset Insurance Services of Texas, Inc. ("SIS Texas"), Somerset Insurance Services of Washington, Inc. ("SIS Washington"), Somerset Re Management, Inc. ("Somerset Re"), Somerset Marine (UK) Limited ("Somerset
(UK)"), Somerset Asia Pacific Pty Limited ("Somerset Asia") and Navigators Management Corporation ("NMC"). Each of such underwriting management subsidiaries is sometimes referred to as a "Somerset Company" and two or more of such companies are sometimes referred to as the "Somerset Companies." The "Acquired Somerset Companies" refers to the Somerset Companies other than Somerset (UK) and Somerset Asia.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

         The By-Laws of The Group provide for The Group to have not less than three nor more than twenty-one directors. Management proposes the election of the seven nominees named below to constitute the entire Board of Directors of The Group until the next Annual Meeting of Stockholders and until their successors shall be duly elected and shall qualify. Each of the nominees is currently a director of The Group. In the event any nominee named below is unable or declines to serve, which the Board does not anticipate, it is intended that the proxies will be voted for the balance of those named and for any substitute nominees that the Board may designate, unless the Board has taken prior action to reduce its membership.

                       Name                          Age        Position With The          First Became a
                                                                      Group                   Director
Terence N. Deeks..................................    57    Chairman, President                 1982
                                                            and CEO
Robert M. DeMichele...............................    52    Director                            1983
Leandro S. Galban, Jr.............................    62    Director                            1983
John F. Knight....................................    77    Director                            1988
Marc M. Tract.....................................    37    Director                            1991
William D. Warren.................................    61    Director                            1996
Robert F. Wright..................................    71    Director                            1993

         Terence N. Deeks is the founder of The Group, Navigators, NIC and all of the Acquired Somerset Companies. He has been Chairman of the Board and President of The Group since its formation in 1982. He is a director of each of the Somerset Companies. In addition, he is Chairman of SIS Texas, NMC, SIS Washington, Somerset Georgia, Somerset Asia and Somerset UK.

         Robert M. DeMichele has been President and Chief Executive Officer of Lexington Global Asset Managers, Inc. since December 1995. Mr. DeMichele has been Chairman of the Board and Chief Executive Officer of Lexington Management Corporation ("LMC") since 1982. From 1982 until December 1995, Mr. DeMichele served as Director, President and Chief Executive Officer of Piedmont Management Company Inc. ("Piedmont"), which was a stockholder of The Group until December 1995 when it was merged into Chartwell Re Corporation ("Chartwell"), which resulted in Chartwell becoming a Stockholder of The Group. From 1982 to December 1995, Mr. DeMichele served as President of The Reinsurance Corporation of New York, which was subsequently renamed the Insurance Corporation of New York ("ICNY"). ICNY is a Stockholder of The Group and is a wholly owned subsidiary of Chartwell. He is a director of Chartwell and Vanguard Cellular Systems, Inc.

         Leandro S. Galban, Jr. has been employed by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") since 1977, and prior thereto for a predecessor company of DLJ from 1958 to 1977. Since 1990, Mr. Galban has served as a Managing Director and Principal of DLJ.

         John F. Knight has been active as a consultant for H.S. Fox Corporation, a reinsurance broker, since 1985. Prior thereto he was Vice Chairman of Republic Financial Services, Inc. from 1983 to 1988 and prior to that its President from 1975 to 1983. Until 1996, he was a director of Republic Financial Services, Inc. and Foremost Corporation of America.+

         Marc M. Tract has been a partner of the law firm of Rosenman & Colin since August 1994. From January 1990 to August 1994, Mr. Tract was a partner of the law firm of Kroll & Tract, and prior thereto he had been associated with Kroll & Tract since before 1986. Rosenman & Colin has been counsel to The Group, Navigators, NIC and the Somerset Companies since August 1994. Until August 1994, Kroll & Tract had been counsel to The Group, Navigators, NIC and the Somerset Companies since before 1986.*+

         William D. Warren has been Vice Chairman of General Reinsurance Corporation since 1997. From 1980 until December 1996, he was Chairman, President and Chief Executive Officer of National Reinsurance Corporation ("National Re"). From 1989 until December 1996, Mr. Warren served as Chairman, President and Chief Executive Officer of National Re Corporation, National Re's parent company. Mr. Warren serves on the Advisory Council of Ward Financial Group.*

         Robert F. Wright was a partner of the public accounting firm of Arthur Andersen & Co. from 1960 to 1988. He has been President of Robert F. Wright Associates, Inc. since 1988. Mr. Wright is a director of Hanover Direct, Inc., Reliance Standard Life Insurance Co. and its affiliates, Williams Real Estate Co., Inc. and Norwab North American Ltd. He is an advisory director of Quadrant Management, Inc.*+

*  Member Compensation Committee.
+  Member Audit Committee.

         The current executive officers of The Group who are not directors and the other current executive officers of certain of the subsidiaries of The Group who are named in the Summary Compensation Table below, are as follows:

                 Name                           Age                    Position
                 ----                           ---                    --------


Michael J. Abdallah.......................      44        Senior Vice President of The Group and
                                                             Director of Navigators and NIC

Robert A. Rogers..........................      38        Senior Vice President of The Group
                                                             and Director of Navigators and NIC

Bradley D. Wiley..........................      43        Senior Vice President, Chief Financial
                                                             Officer and Secretary of The Group and
                                                             Director of Navigators and NIC
Salvatore A. Margarella...................      47        Vice President and Treasurer of The Group
                                                             and Director of Navigators and NIC
Francis V. Bigley, Jr.....................      48        President of Somerset Re and
                                                             Director of Navigators and NIC

         Michael J. Abdallah joined The Group in August 1996 and was appointed Senior Vice President of the Group in March 1997 and Senior Vice President of Navigators and NIC in February 1997. From 1990 to 1996, Mr. Abdallah was Vice President - International Energy, Marine and Engineering for CIGNA International (London). He is a director of Navigators and NIC.

         Robert A. Rogers has been Senior Vice President of the Group since March 1997 and Senior Vice President of Navigators and NIC since 1993. Prior thereto, he was an underwriter at Lloyd's of London from 1989 to 1993. Mr. Rogers is a director of Navigators and NIC.

         Bradley D. Wiley has been Senior Vice President, Chief Financial Officer and Secretary of The Group since December 1996. Prior thereto, Mr. Wiley was Senior Vice President and Chief Financial Officer of Christiana Re Corp. and its wholly-owned subsidiary, Christiana General Insurance Corp., from 1992 until 1996. Mr. Wiley also has been Senior Vice President, Chief Financial Officer and Secretary of Navigators and NIC since February 1997. He is a director of Navigators and NIC.

         Salvatore A. Margarella has been Vice President and Treasurer of the Group since March 1997 and prior thereto he was Controller of The Group since its inception. Mr. Margarella has been Vice President and Treasurer of Navigators since 1987 and NIC since 1989, and is a director of Navigators and NIC.

         Francis V. Bigley has been President of Somerset Re since 1987. Mr. Bigley is also a Vice President and director of Navigators and NIC.

OWNERSHIP OF VOTING SECURITIES BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the beneficial ownership, reported to The Group as of April 15, 1997, of Common Stock (i) by each person who, as of the date of this Proxy Statement, holds of record or is known by The Group to own beneficially more than 5% of the outstanding Common Stock, (ii) by each of The Group's current directors and nominees for directors, (iii) by each of the executive officers named in the Summary Compensation Table below, and (iv) by all directors and executive officers as a group. Except as otherwise indicated, to The Group's knowledge all shares are beneficially owned by the persons named as owners.

                                                                                               PERCENTAGE
                                                                       NUMBER                   OWNERSHIP
                                                                         OF                     OF COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER                                   SHARES                     STOCK
------------------------------------                                   ------                     -----
Terence N. Deeks(1)                                                  3,808,786                      45.7%
   123 William Street
   New York, New York 10038

Marc M. Tract (2)(3)                                                 1,029,683                      12.4%
   575 Madison Avenue
   New York, New York 10022

Chartwell Re Corporation(4)                                            814,700                       9.8%
   300 Atlantic Street, Suite 400
   Stamford, Connecticut  06901

Cortland Associates, Inc.(5)                                           441,205                       5.4%
   800 Maryland Avenue, Suite 730
   St. Louis, Missouri 63105

W. Allen Barnett(6)                                                     54,403                         *
Francis V. Bigley, Jr.(7)                                               54,200                         *
Robert A. Rogers(8)                                                     35,000                         *
Michael J. Abdallah                                                       --                           *
Robert M. DeMichele(9)                                                  45,997                         *
Leandro S. Galban, Jr.(10)                                              16,197                         *
John F. Knight(11)                                                      30,477                         *
Robert F. Wright                                                         4,657                         *
William D. Warren                                                          657                         *
All current directors and officers
  as a group
  (1)(2)(3)(6)(7)(8)(9)(10)(11)                                      4,438,818                      52.7%

-------------------------
*  Less than 1% of issued and outstanding Common Stock.

(1) Includes options to receive 46,000 shares of Common Stock at exercise prices varying between $12.00 and $28.00 per share and 20,000 shares of Common Stock owned by Somerset Insurance Limited, a Bermuda corporation controlled by Mr. Deeks. Also includes 586,836 shares considered beneficially owned by Mr. Deeks which are held under several instruments of trust for the benefit of minor children of Mr. Deeks. Excludes 391,490 shares which are held under certain other instruments of trust for the benefit of non-minor children of Mr. Deeks. Mr. Deeks disclaims beneficial ownership of all shares held in trust for the benefit of his children.

(2) Includes 49,800 shares held as trustee pursuant to a testamentary trust for the benefit of Mrs. Harold M. Tract, and with remainder interests in Marc M. Tract and Laurence T. Tract.

(3) Includes 978,326 shares held as trustee under several instruments of trust for the benefit of children of Mr. Deeks.

(4) Based upon a Schedule 13G/A filed with the Securities and Exchange Commission (the "Commission") by Chartwell, dated February 12, 1996. Includes 762,900 shares owned through its wholly-owned subsidiary, ICNY. The shares owned by ICNY may be deemed to be beneficially owned by its immediate and intermediate parent companies, Chartwell Reinsurance Company and Chartwell Re Holdings Corporation.

(5) Based upon a Schedule 13G filed with the Commission by Cortland Associates, Inc. ("Cortland"), an investment adviser registered under the Investment Advisers Act of 1940, dated February 10, 1997. Shares owned by Cortland are held for the benefit of its investment advisory clients.

(6) Includes options to receive 54,200 shares of Common Stock at exercise prices varying between $12.00 and $28.00 per share.

(7) Includes options to receive 53,750 shares of Common Stock at exercise prices varying between $12.00 and $28.00 per share.

(8) Includes options to receive 35,000 shares of Common Stock at exercise prices varying between $14.25 and $34.00 per share.

(9) Excludes 175,000 shares owned by clients of Lexington Global Assets Managers, Inc., for which Mr. DeMichele serves as Director and President. Mr. DeMichele disclaims beneficial ownership of such shares.

(10) Includes 1,350 shares held by Mr. Galban's son and 150 shares held by Mr. Galban's wife.

(11) Includes 10,950 shares held as trustee of The Jeffrey J. Knight, Melanie K. Eggers, John Mark Knight, Jane M. Knight and James M. Knight Trusts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Group has a consulting agreement (the "Wright Consulting Agreement") with Robert F. Wright Associates, Inc., pursuant to which Robert F. Wright Associates, Inc. provides certain consulting services to The Group. Robert F. Wright, a director of The Group, is the President of Robert F. Wright Associates, Inc. The Wright Consulting Agreement provides for an annual consultation fee of $26,000 to be paid to Robert F. Wright Associates, Inc. Mr. Wright is a member of the Audit, Compensation, Finance and Nominating Committees.

     The Group also has a consulting agreement (the "Warren Consulting Agreement") with William D. Warren, pursuant to which Mr. Warren provides certain consulting services to The Group. The Warren Consulting Agreement provides for an annual consultation fee of $25,000. Mr. Warren is a member of the Compensation Committee and the Executive Committee.

     Navigators and NIC have investment advisory agreements with LMC, pursuant to which LMC provides investment advice to Navigators. Robert M. DeMichele, a director of The Group, is Chairman of the Board and Chief Executive Officer of LMC and is President and Chief Executive Officer of Lexington Global Asset Managers, Inc., of which LMC is a wholly owned subsidiary. Mr. DeMichele is also a director of Chartwell, a Stockholder of The Group. Chartwell's wholly-owned subsidiary, ICNY which is also a Stockholder of The Group, is a member of several of the insurance pools managed by the Somerset Companies. Mr. DeMichele is a member of the Finance Committee.

     Management believes that the terms of the consulting agreements and the investment advisory agreements are no less favorable to Navigators, NIC and The Group than those which could be obtained from unaffiliated third parties. Management further believes that all other transactions with affiliated companies have in the past and will in the future be on fair and equitable terms no less favorable than The Group, Navigators and NIC could obtain in arm's length transactions with unaffiliated third parties.

     Terence N. Deeks and members of his family own in the aggregate approximately 95% of Somerset Insurance Limited, a Bermuda corporation ("Somerset Bermuda"), with the remaining approximately 5% being owned by other officers and directors of The Group, Navigators and the Somerset Companies and various outside investors. Somerset Bermuda reinsures Navigators and other members of several of the pools managed by the Somerset Companies. Mr. Deeks is a member of the Executive Committee and the Finance Committee.

     Marc M. Tract is both a director of The Group as well as a partner of Rosenman & Colin and a former partner of Kroll & Tract. Rosenman & Colin has served as counsel to The Group, Navigators, NIC and the Somerset Companies since August 1994. Until August 1994, Kroll & Tract had served as counsel to The Group, Navigators, NIC and the Somerset Companies since before 1986. Mr. Tract serves as trustee under several instruments of trust for the benefit of children of Mr. and Mrs. Deeks, and in that capacity, owns stock in The Group. Mr. Tract is a member of the Audit, Compensation and Nominating Committees.


BOARD OF DIRECTORS

     The Board of Directors of The Group in 1996 held five meetings of the Board. No directors attended or participated in fewer than 75 percent of the meetings of the Board and meetings of the committees of the Board during 1996, other than Mr. Warren who attended 60 percent of the meetings of the Board.

     The Board has a Compensation Committee. The Compensation Committee oversees The Group's compensation and benefit policies and programs, including the stock option and stock appreciation rights plans of The Group and the annual salaries and annual incentive plan for selected officers. During 1996, the Compensation Committee held one meeting. The members of the Compensation Committee are Marc
M. Tract, William D. Warren  and Robert F. Wright.

     The Board has an Audit Committee. The Audit Committee recommends the selection of independent Certified Public Accountants and reviews the scope and results of independent or internal audits. During 1996, the Audit Committee held one meeting. The members of the Audit Committee are John F. Knight, Robert F. Wright and Marc M. Tract.

     The Board has a Nominating Committee. The Nominating Committee recommends nominees for election to The Group's Board of Directors. During 1996, the Nominating Committee held one meeting. The members of the Nominating Committee are Robert F. Wright and Marc M. Tract.


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

     The following Summary Compensation Table sets forth compensation paid by The Group for each of the years in the three-year period ended December 31, 1996 to the Chairman, President and Chief Executive Officer of The Group and to each of the four other most highly paid executive officers of The Group or its subsidiaries (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                 Long Term
                                                                               Compensation
                                                                                  Awards
                                                    Annual Compensation           ------
     Name and Principal                             ---------------------   Securities Underlying      All other
          Position                  Year            Salary          Bonus       Options/SARs          Compensation
          --------                  ----            ------          -----       ------------          ------------
                                                       $              $             #                     $(1)
Terence N. Deeks                    1996         $ 400,000       $ 327,357           --                  69,252
   Chairman, President and          1995           416,666         373,333        50,000                 69,144
    Chief Executive Officer         1994           450,000              --           --                  70,999

W. Allen Barnett (2)                1996           187,500          95,162           --                      --
  Former Senior Vice  President     1995           225,000         119,250        50,000                     --
                                    1994           212,500              --           --                      --


Francis V. Bigley, Jr.              1996           185,000          30,564           --                      --
 President of Somerset Re           1995           183,333          22,200        50,000                     --
                                    1994           173,333          10,000        10,000                     --

Michael J. Abdallah                 1996            92,951         227,322        50,000                     --
  Senior Vice President             1995                --              --           --                      --
                                    1994                --              --           --                      --

Robert A. Rogers                    1996           218,333         129,468           --                      --
  Senior Vice  President            1995           180,833         113,466        60,000                     --
                                    1994           139,333          12,500        12,500                     --

--------------------------

 (1) Represents the dollar value of life insurance premiums paid by The Group for the benefit of Mr. Deeks net of reimbursement payments received from Mr. Deeks in the amount of $1,747 and $1,855 for 1996 and 1995, respectively.

 (2) Mr. Barnett resigned his position as Senior Vice President of The Group effective February 7, 1997.

EMPLOYMENT AGREEMENTS

     The Group has entered into an employment agreement (the "Employment Agreements") with each of Mr. Deeks and Mr. Barnett. In general, the Employment Agreements provide for the continuation of a base salary for such executives for a period of three years from June 30, 1994 and that such executives will be eligible to participate in an annual incentive plan. The Employment Agreements generally provide that if The Group terminates the employment of the named executive other than for Cause or Disability (as such terms are defined in the Employment Agreements), The Group will continue to pay amounts of the base salary until the earlier of (i) the end of the employment period, (ii) one year from the date of his termination of employment or (iii) the date as of which any of the provisions of the Employment Agreements are breached.

     The Group has entered into a separation agreement with Mr. Barnett (the "Separation Agreement"), which sets forth the terms of his separation from The Group. Pursuant to the provisions of the Separation Agreement, and subject to certain conditions, Mr. Barnett is entitled to receive the balance of his compensation payable through June 30, 1997; a continuation of his salary commencing July 1, 1997 through February 14, 1998, at an annual rate of $112,500; a bonus payment in the amount of $15,000 for 1997; an extension until December 31, 1999 of the time by which he must exercise or abandon the stock options granted to him (all of which shall be deemed vested by that date); and certain employee benefits for which he is eligible.

STOCK OPTIONS

     The following table contains information concerning the grant of options under The Group's stock option plans to each of the Named Executive Officers during the year ended December 31, 1996. For a description of the Company's stock option plans, see "Stock Option Plans."

                            OPTION/SAR GRANTS IN 1996

                                                                                                    Potential Realizable
                                                                                                  Value at Assumed Annual
                                                      Individual Grants                             Rates of Stock Price
                                --------------------------------------------------------------         Appreciation
                                                                                                    for Option/SAR Term
                                  Number of      Percent of Total                                   -------------------
                                 Securities        Options/SARs
                                 Underlying         Granted to        Exercise
                                Options/SARs       Employees in        Price        Expiration       5%($)       10%($)
Name                             granted (#)        Fiscal Year       ($/Share)        Date          -----       ------
----                             -----------        -----------       ---------        ----
Terence N. Deeks.............        --                 --               --             --               --            --
W. Allen Barnett(1)..........        --                 --               --             --               --            --
Francis V. Bigley, Jr........        --                 --               --             --               --            --
Michael J. Abdallah..........      50,000              30%              17.00         10/1/06       534,500     1,354,500
Robert A. Rogers.............        --                 --               --             --               --            --

--------------------------

(1) Mr. Barnett resigned his position as Senior Vice President of The Group effective February 7, 1997.

         The following table sets forth information for each of the Named Executive Officers with respect to the value of options/SARs exercised during the year ended December 31, 1996 and the value of outstanding and unexercised options/SARs held as of December 31, 1996, based upon the market value of the Common Stock of $18.25 per share on December 31, 1996.

                     AGGREGATED OPTION/SAR EXERCISES IN 1996
                     AND DECEMBER 31, 1996 OPTION/SAR VALUES

                                                               Number of Securities Underlying      Value of unexercised
                                                                unexercised Options/SARs at     in-the-money Options/SARs at
                                                                     December 31, 1996                December 31, 1996
                                                               --------------------------      -------------------------
                          Shares Acquired     Value Realized
         Name             on Exercise (#)          ($)          Exercisable    Unexercisable   Exercisable   Unexercisable
         ----             ---------------         -----         -----------    -------------    -----------   -------------
Terence N. Deeks                 --                 --                48,500           37,500       208,125         140,625
W. Allen Barnett(1)              --                 --                56,750           37,500       228,165         140,625
Francis V. Bigley, Jr.         4,500              40,500              41,250           42,500       120,925         161,875
Michael J. Abdallah              --                 --                    --           50,000            --          62,500
Robert A. Rogers                 --                 --                25,000           52,500        76,563         176,563

------------------------

 (1) Mr. Barnett resigned his position as Senior Vice President of The Group effective February 7, 1997.


COMPENSATION OF DIRECTORS

         Directors of The Group who are not also officers of The Group, Navigators or NIC, or officers, directors or employees of any Somerset Company, are paid a retainer of $2,000 per quarter, an additional $1,000 for each of four quarterly meetings of the Board of Directors of The Group attended, and the number of shares of unregistered Common Stock that is equivalent to a cash payment of $12,000 based on the market price of the stock at the end of the year. In 1996, each of the directors, other than Mr. Deeks and Mr. Warren, received an additional $1,000 cash payment for attending a special meeting of the Board.

STOCK OPTION PLANS

         The Group has adopted two stock option plans which allow for the grant to key employees of The Group, its subsidiaries and affiliates, of options to purchase an aggregate of 900,000 shares of Common Stock. The Group filed a Form S-8/S-3 Registration Statement relating to the aggregate of the 900,000 shares of Common Stock which may be issued upon the exercise of options granted or that may be granted under these two plans, an incentive stock option plan (the "Stock Option Plan") and a non-qualified stock option plan (the "Non-Qualified Stock Option Plan").

         The Stock Option Plan is administered by the Compensation Committee of The Group's Board of Directors, which consists of Marc M. Tract, William D. Warren and Robert F. Wright. The Compensation Committee determines, in its discretion, and recommends to the Board of Directors the persons to receive options, option prices, dates of grant and vesting periods, although no option may extend longer than ten years. The Stock Option Plan requires that all options granted shall be at exercise prices not less than the fair market value of the Common Stock on the date of the grant, as such value is determined by the Compensation Committee. Unless otherwise provided, an option is exercisable in installments after the first anniversary of its grant to the extent of 25% of the number of shares originally covered by the option (subject to adjustment in the event of changes in the capitalization of The Group), multiplied by the number of full years elapsed since the grant of the option and less any amounts theretofore exercised up to the maximum number of shares covered by the option. Generally, options may be exercised in whole or in part as to all full shares which have become purchasable.

         The Compensation Committee also administers the Non-Qualified Stock Option Plan and selects the officers and key employees (collectively, the "key employees") who will receive grants of options and stock appreciation rights and the number of shares that will be subject thereto. Options may be granted to a key employee either alone or with an attached stock appreciation right. The number of shares and other terms of grant are fixed by the Compensation Committee and set forth in an option agreement (subject to adjustment in the event of changes in the capitalization of The Group). An option shall become 100% vested at the earliest of (i) the optionee's normal retirement date, (ii) the optionee's death or disability, or (iii) four years from the date of grant. Prior to becoming 100% vested, each option becomes exercisable at a rate of one-quarter of the number of shares covered by such option after each of the first four anniversaries of the date of grant, unless the Compensation Committee accelerates such schedule.

         Each stock appreciation right must relate to a specific option and may only be exercised when the related option is exercisable; provided, that a stock appreciation right may only be exercised and received in cash during a specified ten-day period following the release by The Group of its quarterly financial reports. The exercise of a stock appreciation right results in the cancellation of the related option on a share-for-share basis. Upon exercise of a stock appreciation right, the optionee is entitled to receive an amount equal to the fair market value on the date of exercise of the total number of shares of Common Stock for which the right is exercised, less the exercise price the optionee would have been required to pay to purchase such shares had the related option been exercised. Payment by The Group upon exercise of a stock appreciation right may be made in cash or shares of Common Stock, or a combination thereof, as determined in the sole discretion of the Compensation Committee.

         The Group has adopted a phantom stock appreciation rights plan (the "SAR Plan") which allows for the grant to key employees of The Group and its affiliates of up to 300,000 stock appreciation rights. The Compensation Committee administers the SAR Plan and selects the key employees who will receive grants of the rights. The SAR Plan includes a vesting schedule similar to that of the Stock Option Plan, with the rights generally becoming 100% vested four years from the date of the grant. Upon exercise of a stock appreciation right, the key employee is entitled to receive cash in an amount equal to the difference between the fair market value of the Common Stock at the exercise date and the exercise price (which shall not be less than 90 percent of the fair market value of the Common Stock at the date of grant).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee consists of Messrs. Tract, Warren and Wright. Mr. Tract is both a director of The Group as well as a partner of Rosenman & Colin and a former partner of Kroll & Tract. Rosenman & Colin has served as counsel to The Group, Navigators, NIC and certain of the Somerset Companies since August 1994. Until August 1994, Kroll & Tract served as general counsel to The Group, Navigators, NIC and certain of the Somerset Companies since before 1986. Mr. Tract serves as trustee under several instruments of trust for the benefit of children of Mr. and Mrs. Deeks. Mr. Tract is a member of the Audit, Compensation and Nominating Committees.

         The Group has entered into the Wright Consulting Agreement with Robert
F. Wright Associates, Inc., pursuant to which Robert F. Wright Associates, Inc. provides certain consulting services to The Group. Robert F. Wright, a director of The Group, is the President of Robert F. Wright Associates, Inc. The Wright Consulting Agreement provides for an annual consultation fee of $26,000 to be paid to Robert F. Wright Associates, Inc. Mr. Wright is a member of the Audit, Compensation, Finance and Nominating Committees.

         The Group also has entered into the Warren Consulting Agreement with William D. Warren, pursuant to which Mr. Warren provides certain consulting services to The Group. The Warren Consulting Agreement provides for an annual consultation fee of $25,000. Mr. Warren is a member of the Compensation Committee and the Executive Committee.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of The Group's Board of Directors, which consists of Messrs. Tract, Warren and Wright, is charged, among other things, to make periodic reviews of The Group's compensation arrangements and to make recommendations to the Board of Directors with respect to such arrangements. The Committee was organized in July 1994 and first met formally in December 1994. For Mr. Deeks, compensation arrangements for the three year period commencing June 30, 1994, with the exception of the determination of annual incentive payments and grants of stock options, were adopted prior to the Committee's formation and reflected in the Employment Agreement with Mr. Deeks. The arrangement has been reviewed and approved or ratified by the Committee.

         The principal objectives of the Committee's compensation policies are to attract and retain qualified executives and to provide incentives for such executives to enhance the profitability and growth of the Company and thus enhance stockholder value. The executive compensation program consists principally of base salaries, an annual incentive plan, the two stock option plans and the phantom stock appreciation rights plan. The following describes components of The Group's executive compensation program for the fiscal year ended December 31, 1996 and the related factors considered by the Committee in determining compensation.

         Base Salaries. Base Salaries were determined after evaluating a number of factors, including local market conditions, job performance and amounts paid to executives with comparable experience, qualifications and responsibilities at other insurance companies and underwriting management companies.

         Annual Incentive Plan. The Group's annual incentive plan consisted principally of bonus payments based on the following factors, subject to a maximum bonus amount for each officer or key employee specified as a percentage of his or her base salary: (i) return on capital; (ii) underwriting results; and
(iii) subjective evaluation. Officers and key employees are grouped into three categories for the purposes of annual incentive awards, with compensation of the executive officers of The Group tied exclusively to return on capital and subjective evaluation. The portion of the officer or key employee's maximum bonus amount attributable to the return on capital factor is determined by reference to an incremental scale, with such officer or key employee becoming eligible for the maximum bonus amount if a 20% return on capital is achieved. The amount of the bonus for officers and key employees with underwriting responsibilities was primarily based on a formula tied to their individual underwriting results. The factors to be considered in determining the maximum bonus amounts and the relative weighting of such factors are subject to revision.

                  The objectives of the annual incentive plan in 1996 were to reward top executives and key employees for achieving defined annual performance goals, provide superior rewards for superior competitive performance and reward executives and key employees based on performance measures that are recognized within the industry and among investors as being key measures of success. The Committee believes its annual incentive plan is typical within the industry and permits management to adjust the goals annually to reflect the competitive environment. In addition, by aligning the financial interests of The Group's executives and key employees with those of The Group's Stockholders, the annual incentive plan is intended to be directly related to the creation of value for Stockholders of The Group.

         Stock Option Plans and Stock Appreciation Rights. The Group has adopted two stock option plans and a stock appreciation rights plan which allow for the grant to key employees of stock options and stock appreciation rights which generally vest over a number of years. The number of shares of Common Stock subject to an executive's stock option grant and stock appreciation rights grant is determined with reference to the responsibility and experience of the executive and competitive conditions. By aligning the financial interests of The Group's executives with those of The Group's Stockholders, these equity-based awards are intended to be directly related to the creation of value for Stockholders of The Group. The deferred vesting provisions are designed to create an incentive for an individual executive to remain with The Group.

         Chairman, President and Chief Executive Officer. The Committee reviewed the 1996 compensation levels of Terence N. Deeks, President and Chairman of the Board of The Group, within the context of industry information regarding chief executive officers with comparable experience, qualifications and responsibilities at other insurance companies and underwriting management companies. The Committee also considered local market conditions and job performance, as well as the significant ownership position of Mr. Deeks and the fact that he has received substantial compensation in the past. For 1996, Mr. Deeks received from The Group and the Somerset Companies a base salary of $400,000 per annum and annual incentive compensation payments of $327,357. Mr. Deeks was not granted any stock options in 1996.

         Under Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended, effective in 1994, annual compensation in excess of $1.0 million paid to the chief executive officer or any of the four other highest compensated officers of any publicly-held corporation will not be deductible in certain circumstances. Generally, "performance-based" compensation, as defined in Section 162(m), is not subject to the limitation if certain requirements are satisfied. The compensation of no executive officer was subject to the limitation of Section 162(m) in 1996. The Compensation Committee intends to structure The Group's annual incentive plan and any stock-based compensation for executive officers so that such compensation qualifies as performance-based compensation under Section 162(m).

Submitted by the Compensation Committee:
         Marc M. Tract
         William D. Warren
         Robert F. Wright

FIVE-YEAR PERFORMANCE GRAPH

         The comparison of Five-Year Cumulative Returns among The Group, Standard & Poor's 500 Composite ("S&P 500") and the S&P Property & Casualty Insurance Industry ("Insurance Industry") listed companies is as follows:


                               [GRAPHIC OMITTED]

                           TOTAL SHAREHOLDER RETURNS

                                           1991         1992          1993          1994         1995         1996
-------------------------------------------------------------------------------------------------------------------
The Navigators Group, Inc.               $100.00        $79.27        $85.37        $38.58       $46.90       $48.56
S&P 500 Comp Ltd.                        $100.00       $107.62       $118.46       $120.03      $165.13      $203.05
Property-Casualty Insurance              $100.00       $117.11       $115.04       $120.67      $163.38      $198.53

         The Stock Performance Graph, as presented above, which was prepared with the aid of independent consultant Standard & Poor's Compustat, a division of McGraw-Hill, Inc., reflects the cumulative return on the common stocks of The Group, S&P 500 and the Insurance Industry, respectively, assuming an original investment in each of $100 on December 31, 1991 (the "base") and reinvestment of dividends to the extent declared. Cumulative returns for each fiscal year subsequent to 1991 are measured as a change from this base.

                                 PROPOSAL NO. 2
                       APPOINTMENT OF INDEPENDENT AUDITORS

INDEPENDENT PUBLIC ACCOUNTANTS

         KPMG Peat Marwick LLP, Certified Public Accountants, have been appointed by the Board of Directors, upon the recommendation of the Audit Committee of the Board of Directors, as independent auditors for The Group to examine and report on its financial statements for 1997, which appointment will be submitted to the Stockholders for ratification at the Meeting. Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting, with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions. The appointment of the independent auditors will be ratified if it receives the affirmative vote of the holders of a majority of the shares of The Group's Common Stock present at the Meeting, in person or by proxy. Submission of the appointment of the auditors to the Stockholders for ratification will not limit the authority of the Board of Directors or its Audit Committee to appoint another accounting firm to serve as independent auditors if the present auditors resign or their engagement is otherwise terminated.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                                 PROPOSAL NO. 3
                              STOCKHOLDER PROPOSAL

         The Group has been advised by Mr. Kenneth Steiner, Kenneth Steiner Investments, 14 Stoner Avenue, Suite 2-M, Great Neck, N.Y. 11021, that he is the owner of 225 shares of Common Stock and that he intends to present to the Annual Meeting the following:

         "Independent Board

         Whereas the Board of Directors is meant to be an independent body elected by shareholders charged by law and shareholders with the duty, authority and responsibility to formulate and direct corporate policies and is to be held to the highest standards of fiduciary care, duty and loyalty.

         Now therefore be it "resolved that the shareholders request that the Company's Board of Directors be comprised of a majority of independent directors, meaning that the majority of the board will be individuals who do not currently work or consult with the Company, have been employed by the Company or have consulted with the Company in the past. This is meant to be applied only to nominees for directors at meetings subsequent to the 1997 annual meeting."

         Supporting Statement

         I believe that shareholders will be better served when the majority of the board is truly independent. Such independent individuals hopefully will bring true objectivity to serious issues facing our company.

         As matter stand today, the majority of the members of the Board of Directors are individuals who either are employed by, do work for, or have been employed by the Company in the past. There is an apparent conflict of interest each time matters concerning executive compensation policies, possible takeover offers and corporate governance issues arise. I am a founding member of the Investors Rights Association of America and I believe this is a matter that is urgent and must be presented to the shareholders for action.

         I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION."

Board of Directors Statement in Opposition

         The Board of Directors agrees with the principle that directors should be independent. Accordingly, only one of our current seven member board is an employee or former employee of The Group. The Board of Directors, however, cannot support the proposal because of its unduly restrictive definition of director independence. The proposal seeks to impose "independence" requirements that are broad and arbitrary and would exclude many qualified candidates who have demonstrated a longstanding interest in The Group's development and who have devoted considerable time and energy in pursuit of that interest.

         The proponent assumes that a director who currently performs work for or consults with The Group will not act with objectivity or in the best interest of the Stockholders. The Board of Directors disagrees with this assumption. The Group believes that the interests of The Group's directors, which, in the aggregate, beneficially own approximately 53% of The Group's shares, are closely aligned with those of the Stockholders. Further, The Group believes that the proposal would exclude many individuals who, through past or present professional service or consulting arrangements, are often the most knowledgeable and familiar with The Group and its operations and are, therefore, in the best position to further the interests of The Group and its Stockholders.

         The Board of Directors believes that it would be imprudent to adopt and apply the criteria as set forth in the proposal without evaluating the substance of each relationship in question and the overall qualifications of the Board nominee. This proposal restricts rather than enhances The Group's ability to locate and retain the most qualified individuals to serve as directors. The stockholder proposal, if implemented, would merely limit the freedom of choice presently enjoyed by The Group's Stockholders.

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

SHARES REPRESENTED BY THE PROXY WILL BE VOTED AGAINST THIS PROPOSAL UNLESS STOCKHOLDERS DIRECT OTHERWISE.

                      ALL OTHER MATTERS WHICH MAY PROPERLY
                             COME BEFORE THE MEETING

         Management does not know of any other matters to be brought before the Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

STOCKHOLDER APPROVAL

         Approval of Proposals 1, 2 and 3 require the affirmative vote of the holders of a majority of the total number of shares of Common Stock represented at the Meeting. Stockholders are entitled to one vote per share on all matters submitted for consideration at the Meeting.

                                  OTHER MATTERS


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                  Section 16(a) of the Securities Exchange Act of 1934 requires The Group's directors, executive officers and persons who own more than 10% of The Group's Common Stock to file certain reports regarding the ownership of The Group's Common Stock with the Securities and Exchange Commission (the "Commission") and the Nasdaq National Market. These insiders are required by the Commission's regulations to furnish The Group with copies of all Section 16(a) forms they file. To The Group's knowledge, based solely on review of the copies of such reports furnished to The Group and written representations that no reports were required, all of its directors and executive officers made all required filings on time, except for one late report filed by Terence N. Deeks with respect to two transactions, one late report filed by Salvatore A. Margarella with respect to five transactions, one late report filed by Robert
A. Rogers with respect to four transactions and one late report filed by W. Allen Barnett with respect to one transaction, each of which was not reported on a timely basis.

ABSENCE OF DISSENTERS' OR APPRAISAL RIGHTS

         Under Section 262 of the Delaware General Corporation Law, Stockholders have the right to dissent from certain corporate actions. In such cases, dissenting stockholders are entitled to have their shares appraised and paid the fair value of their shares provided that certain procedures perfecting their rights are followed. The proposals described in this proxy statement do not entitle a Stockholder to exercise any such dissenters' or appraisal rights.

STOCKHOLDERS' PROPOSALS

         Any proposal by a Stockholder of The Group intended to be presented at the 1998 Annual Meeting of Stockholders must be received by The Group at its principal executive office not later than January 21, 1998 for inclusion in The Group's proxy statement and form of proxy relating to that meeting. Any such proposal must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission.

FORM 10-K ANNUAL REPORT

         UPON WRITTEN REQUEST BY A STOCKHOLDER, THE GROUP WILL FURNISH THAT PERSON, WITHOUT CHARGE, A COPY OF THE FORM 10-K ANNUAL REPORT FOR 1996 WHICH IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. The Form 10-K Annual Report for 1996 provided to Stockholders will not include the documents listed in the exhibit index of the Form 10-K. Upon written request, The Group will furnish to the Stockholder copies of any exhibits for a nominal charge. Requests should be addressed to The Navigators Group, Inc., Attn: Bradley D. Wiley, Investor Relations Department, 123 William Street, New York, New York 10038.

SOLICITATION AND EXPENSES OF SOLICITATION

         Officers and employees of The Group may solicit proxies. Proxies may be solicited by personal interview, mail, telegraph and telephone. Brokerage houses and other institutions, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of Common Stock, and will be reimbursed for their reasonable out-of-pocket expenses in forwarding such solicitation material. The costs of preparing this Proxy Statement and all other costs in connection with the solicitation of proxies for the Annual Meeting of Stockholders are being borne by The Group. It is estimated that said costs will be nominal.

         Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.
                                         By Order of the Board of Directors,



                                                  Bradley D. Wiley
                                                      Secretary


New York, New York
May 7, 1997

                                  EXHIBIT INDEX

                                                                                           SEQUENTIALLY
                EXHIBIT                                                                      NUMBERED
                  NO.                               DESCRIPTION                                PAGE
                  99                   Form of Proxy of The Group

                                 [Form of Proxy]

                           THE NAVIGATORS GROUP, INC.
                               123 William Street
                            New York, New York 10038

            PROXY FOR THE MAY 29, 1997 ANNUAL MEETING OF STOCKHOLDERS

Terence N. Deeks and Bradley D. Wiley, or any one of them, with power of substitution, are hereby authorized as proxies to represent, and to vote the shares of, the undersigned at the Annual Meeting of Stockholders of The Navigators Group, Inc. to be held at 10:00 a.m., New York City time, Thursday, May 29, 1997, at India House, 1 Hanover Square, New York, New York, and at any adjournment thereof. The proxies are to vote the shares of the undersigned as instructed below and on the reverse side and in accordance with their judgement on all other matters which may properly come before the Meeting.


  The Board of Directors Recommends a Vote FOR 1.

  1.  Election of Directors    [ ] For all nominees  [ ] Withhold Authority to
                                                      vote for all nominees
                               [ ]  Abstain


                  Nominees:

                  Terence N. Deeks, Robert M. DeMichele, Leandro S. Galban, Jr., John F. Knight, Marc M. Tract, William D. Warren and Robert F. Wright.

                  INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PLEASE PRINT THAT NOMINEE'S NAME BELOW:

--------------------------------------------------------------------------------

  The Board of Directors Recommends a Vote FOR 2.

  2. Ratification of the Selection
     of KPMG Peat Marwick LLP as
     independent certified public accountant.    [ ] For [ ] Against [ ] Abstain


--------------------------------------------------------------------------------

         The Board of Directors Recommends a Vote AGAINST 3.

3. The Stockholder Proposal with regard to the [ ] For [ ] Against [ ] Abstain composition of the Board of Directors.

IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF NOMINEES AND PROPOSAL 2, AND AGAINST PROPOSAL 3.

Please sign this Proxy Form which is SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, and Return it Promptly in the Enclosed Postage Prepaid envelope.

                                   Dated:              , 1997
                                         --------------

                                   -------------------------------------------

                                   -------------------------------------------
                                   Please sign exactly as name appears hereon.